                                                                     Exhibit 4.5

THIS IS A SAMPLE OF THE TERMS AND CONDITIONS OF UBS BLOCK CERTIFICATES WHICH IS PROVIDED AS AN EXAMPLE ONLY. THE ACTUAL TERMS AND CONDITIONS APPLICABLE WILL BE INCLUDED IN THE DOCUMENTS REFERRED TO IN PART I OF THIS REGISTRATION STATEMENT.



TERMS AND CONDITIONS


             ISSUER        UBS AG

       LEAD MANAGER        Warburg Dillon Read, the Investment Banking Division of UBS AG

         UNDERLYING        CALL-WARRANTS ON REGISTERED SHARES OF UBS AG

       STRIKE PRICE        CHF 500.00

       PAYMENT DATE        Monday, March 8, 1999

    EXPIRATION DATE        Tuesday, April 1, 2003

        OPTION TYPE        "American" style from TUESDAY, MARCH 23, 1999

      ***SETTLEMENT        physical settlement

                LOT        Minimum 1 Warrant for trading and 100 for exercise

 SALES RESTRICTIONS        U.S.A, U.S. persons

  LAW/ JURISDICTION        The issue is governed by Swiss law/ Jurisdiction is Zurich

 SECURITY-NO./ ISIN        412.028/ 0

LOSS RISKS

WARRANTS

When you buy warrants on securities, currencies or precious metals, you acquire an option to purchase or sell these underlying securities, currencies or precious metals at a pre-determined price.

When you buy warrants on an index, assuming that your expectations are fulfilled you are entitled to a cash settlement calculated on the basis of the difference between the price specified in the warrant agreement (strike price) and the market price at the time the warrant is exercised.

A change in price, or failure of an expected price change in the underlying to materialise, can influence the value of the warrant disproportionately, and even render it worthless. Due to the fact that warrants usually expire on short terms it cannot be safely assumed that the price of the warrant will recover again in sufficient time.

When calculating your expected returns, it is important to allow for the costs associated with the exercise or sale of the warrant. If your expectations should fail to materialise, and you therefore choose not to exercise the warrants, they expire on maturity if out of the money and are subsequently worthless. The loss then resides in the price you paid for the warrants.

RISK-HEDGING TRANSACTIONS

You can never be certain that, during the life of the warrants, you will be able to conclude transactions when you need to in order to preclude or limit the risks arising from their purchase. This depends on the prevailing market situation and the terms of the underlying agreement. In certain circumstances, it may only be possible to conclude these transactions at an unfavourable market price, resulting in a loss.

BUYING WARRANTS ON CREDIT

If your purchase of warrants is to be financed by a loan, it is important to realise that, should your expectations fail to materialise, you not only have to bear the resulting loss, but also have to pay interest on the loan as well as repay the principal amount! It is therefore imperative to verify your financial resources in advance, in order to determine whether you would be able to pay the interest and repay the loan at short notice should you incur losses instead of realising the anticipated profit.

ADVICE FROM YOUR PRINCIPAL BANK

This information is not intended to replace the advice you should always obtain from your principal bank before making a decision to buy. Only investors who are fully aware of the risks associated with warrants and are financially able to bear any losses that may arise, should consider engaging in transactions of this type.

CALL-WARRANTS ON REGISTERED SHARES OF UBS AG (UBSIL)
SECURITY-NO./ISIN: 412.028/ 0


TERMS AND CONDITIONS

*** As of August 19, 2000 the Warrantholder has an additional right for a CASH SETTLEMENT AT EXPIRATION. These Terms and Conditions will be amended as follows:

       The Warrantholder at it's sole discretion is entitled to either

       a) Delivery of Shares:
          a delivery of Shares against payment of the Exercise Price at any time during the Exercise Period; or

       b) Cash Settlement:
          a Cash Settlement on the Cash Settlement Date based on the Closing Price of the Shares at Expiration.

          If Closing Level at Expiration less than or equal to Exercise Price = cash payment = CHF 0

          If Closing Level at Expiration  greater than

          Exercise Price   =  cash payment  =   (Closing Level at Expiration
                                                 minus Exercise Price)

       New definitions:

       "SHARE DELIVERY DATE" or
       "CASH SETTLEMENT DATE"       means, in respect of any Warrants, the day
                                    for delivery of Shares being 3 Business
                                    Days after the Effective Exercise Day, or the day for the Cash Settlement, as the case may be, being 3 Business Days after the Expiration Date.

       "CALL-WARRANT"               means rights to require from UBS WARBURG
                                    the Delivery of Shares against the payment of the Exercise Price or, at the Warrantholder's choice, to require a Cash
                                    Settlement based on the closing price of the Shares at Expiration, all in accordance with the terms and conditions of the Warrants.

       In order to require a Cash Settlement the Warrantholder must deliver the Exercise Notice asking for a Cash Settlement BY 12:00 NOON (Zurich time) at least 10 BUSINESS DAYS BEFORE EXPIRATION.

** As of July 14, 2000, UBS AG made use of Art. 13 of these terms and conditions to increase the number of the Call-Warrants up to 120'000'000 Call-Warrants.

* As of May 8, 2000, UBS AG has splitted it's shares at a ratio of 1 : 2. Therefore UBS AG has adjusted these terms and conditions as follows:


       NEW PAR VALUE FOR ONE REGISTERED SHARE OF UBS AG:             CHF 10.00
       NEW EXERCISE PRICE:                                           CHF 250.00
       NEW CONVERSION RATIO:                                         50 : 1

1.    GENERAL

      UBS AG, acting through its Investment Banking Division Warburg Dillon Read, (hereinafter also referred to as "WARBURG DILLON READ") has issued **80'000'000 CALL-WARRANTS ON THE REGISTERED SHARES OF UBS AG. The Call-Warrants will be represented by a Permanent Global certificate in which the Warrantholders have a co-ownership in proportion to their holdings.

      During the whole life of the Call-Warrants the Permanent Global Certificate will be deposited with SEGA, the Swiss Effekten-Giro AG, in Olten.

      Unless WARBURG DILLON READ deems the printing of Call-Warrants or certificates for Call-Warrants necessary, no Call-Warrants nor certificates for Call-Warrants will be printed and no rights under the Permanent Global Warrant Certificate will be exchanged against effective Call-Warrants or certificates for Call-Warrants. If WARBURG DILLON READ deems the printing of the Call-Warrants to be necessary, the effective Call-Warrants and/or certificates for Call-Warrants will be printed and delivered without any costs to the Warrantholders.

      As long as no effective Call-Warrants have been issued, the expression Call-Warrant and Warrantholder herein shall refer to the entitlement under the Permanent Global Certificate.

      DEFINITIONS:

      "BUSINESS DAY"                means any day on which UBS AG offices
                                    in Zurich are open for regular business and on which the Shares (as defined below) are traded on the Related Exchange (as defined below).

      "CALL-WARRANT" ***            means rights to require from Warburg
                                    Dillon Read the Delivery of Shares against the payment of the Exercise Price all in accordance with the terms and conditions of the Call-Warrants.

      "EXERCISE DAY"                means the Business Day on which an Exercise
                                    Notice has been delivered to an UBS AG
                                    Branch in Switzerland during the Exercise
                                    Period.

      "EFFECTIVE EXERCISE DAY"      means the Business Day on which the
                                    exercise of the Call-Warrant becomes
                                    effective.

      "EXERCISE NOTICE"             means a notice requesting exercise of a
                                    number of Call-Warrants. Such Exercise
                                    Notice is to be made on a form available at the counters of any UBS AG Branch in Switzerland.

      "EXERCISE PERIOD"             means the period during which the
                                    Call-Warrants may be exercised from MARCH
                                    23, 1999, UP TO AND INCLUDING APRIL 1, 2003,
                                    12:00 NOON (ZURICH TIME).

      "EXERCISE PRICE"              means CHF 500.00.*

      "EXPIRATION DATE"             means the last day on which the
                                    Call-Warrants on the Shares are traded, this day being APRIL 1, 2003.

      "MARKET DISRUPTION EVENT"     means the suspension or material limitation
                                    of trading on the Related Exchange of the Shares or securities generally, or of options or futures relating to such Shares or options or futures relating to securities generally on any options or futures exchange on which options or futures relating to such Shares are traded. For the purposes of this definition, a limitation on the hours and number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the Related
                                    Exchange, as the case may be but a
                                    limitation on trading imposed during the course of a day by reason of movements in price otherwise exceeding levels permitted by the Related Exchange, as the case may be, will constitute a Market Disruption Event.

      "RELATED EXCHANGE"            means the SWISS STOCK EXCHANGE.

      "SHARES" means the REGISTERED SHARES OF UBS AG with CHF 20.00* par value each.

      "SHARE DELIVERY DATE" ***     means, in respect of any Call-Warrants,
                                    the day for delivery of Shares, being
                                    3 Business Days after the Effective
                                    Exercise Day.

      "THE COMPANY"                 means UBS AG.

      "WARRANTHOLDER"               means the person entitled to the rights
                                    conferred by Call-Warrants.

2.    WARRANT RIGHTS AND EXERCISE PERIODS ***

      100* CALL-WARRANTS entitle the Warrantholder during the Exercise Period to the delivery of ONE SHARE against payment of the Exercise Price under reservation of the restriction on registration of the Shares. Call-Warrants which are not exercised on the Expiration Date will be considered null and void.

3.    PROVISION OF SECURITY OF THE EXERCISE RIGHTS

      WARBURG DILLON READ has undertaken the necessary steps to secure its obligation to deliver Shares upon exercise of the Call-Warrants at any time during the Exercise Period.

4.    EXERCISE OF CALL-WARRANTS ***

      In order to exercise Call-Warrants, a Warrantholder must make payment of the aggregate Exercise Price for all Call-Warrants concerned (plus stamp tax or any similar taxes, duties or commissions arising in Switzerland in connection with the exercise of the Call-Warrants or the delivery of the Shares) and deliver an Exercise Notice at the counters of any UBS AG Branch in Switzerland BY 12:00 NOON (Zurich time) on any Business Day in Switzerland during the Exercise Period. Such Business Day shall be treated as the Effective Exercise Day (subject to Section 10).

      The Effective Exercise Day for Call-Warrants with respect to which an Exercise Notice has been delivered AFTER 12:00 NOON (Zurich time) on a Business Day during the Exercise Period shall be the Business Day immediately following the date on which such Exercise Notice has been delivered (subject to Section 10). However an Exercise Notice which is received AFTER 12:00 NOON (Zurich time) ON THE EXPIRATION DATE, SHALL BECOME NULL AND VOID and all rights of the Warrantholder with respect to any such Call-Warrants shall terminate automatically.

      The Shares will be delivered on the Share Delivery Date.

      Call-Warrants may not be exercised for a fraction of a Share. The Call-Warrants may be exercised only for the full number of Shares to which the Warrantholder is entitled, in multiples of 1, subject to a minimum exercise of 100* Call-Warrants.

      In case WARBURG DILLON READ has printed Call-Warrants then the amount of exercised Call-Warrants shall be delivered together with the Exercise Notice.

5.    SALES RESTRICTIONS

      U.S.A. / U.S. persons

      "The Call-Warrants have not been and will not be registered under the U.S. Securities Act of 1933 (the "Securities Act") and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from the registration requirements of the Securities Act. WARBURG DILLON READ will not offer or sell the Call-Warrants, (i) as part of the distribution at any time of
      (ii) otherwise until APRIL 19, 1999 within the United States or to, or for the account or benefit of, U.S. persons, and it will have sent to each dealer to which it sells Call-Warrants during the restricted period a confirmation or other notice setting forth the restrictions on offers and sales of the Call-Warrants in the United States or to, or for the account or benefit of, U.S. persons. Terms used in this paragraph have the meanings given to them by Regulation S under the Securities Act.

      In addition, until APRIL 19, 1999, an offer or sale of Call-Warrants within the United States by a dealer that is not participating in the offering may violate the registration requirements of the Securities Act."

6.    RIGHTS IN CONNECTION WITH THE SHARES

      Until the Effective Exercise Day all rights (such as voting rights, dividends, subscription and preferential subscription rights) under or in connection with the Shares belong to the holder of the Shares. If Shares cum rights (such as voting rights, dividends, subscription and preferential subscription rights) are required to be delivered, the Exercise Notice and the aggregated Exercise Price plus any stamp tax or other taxes, duties and commissions must have been received prior to 12:00 noon (Zurich time) on the last Business Day prior to the rights record date, the rights record date being the last possible cum-date. Otherwise Shares will be delivered ex right only.

      The responsibility for the registration of the Shares is borne by the purchaser. For the registration of the Shares the applicable legal and statutory registration provisions effective on the Exercise Date will apply.

7.    ADJUSTMENTS

      7.1   POTENTIAL ADJUSTMENT EVENTS

      Following each Potential Adjustment Event (as defined below), WARBURG DILLON READ shall determine the appropriate adjustment, if any, to be made to the Exercise Price, the number of shares which can be purchased on exercise of each lot of 100* CALL-WARRANTS, and/or any other terms of the Call-Warrants insofar as they relate to the Shares to account for the diluting or concentrative effect of the Potential Adjustment Event or otherwise necessary to preserve the economic equivalent of the rights of the Warrant-holders under the Call-Warrants immediately prior to the Potential Adjustment Event, such adjustment to be effective as of the date determined by WARBURG DILLON READ.

      For the purposes of this Section 7.1, "Potential Adjustment Event" means the declaration by The Company of any of the following:

      (i) a subdivision, consolidation or reclassification of Shares (unless an Extraordinary Event (as defined below)) or a free distribution of Shares to existing holders by the way of bonus, capitalisation or similar issue;

      (ii) a distribution to existing holders of the Shares of (a) additional Shares or (b) other share capital or securities granting the right to payment of dividends and/or the proceeds of liquidation of The Company equally or proportionately with such payments to holders of the Shares or (c) any other type of securities, rights or warrants or other assets, in any case for payment (in cash or otherwise) at less than the prevailing market price as determined by WARBURG DILLON READ;

      (iii) an extraordinary dividend;

      (iv) any event in respect of the Shares analogous to any of the foregoing events or otherwise having, in the reasonable opinion of WARBURG DILLON READ, a diluting or concentrative effect on the market value of the Shares.

      In determining to what extent an adjustment should be made as a result of the occurrence of a Potential Adjustment Event, if options contracts or futures contracts on the Shares are traded on a Related Exchange, WARBURG DILLON READ may take into consideration, but shall not be bound by, any adjustment to the terms of the relevant options contract or futures contract made and announced by such Related Exchange.

      7.2 EXTRAORDINARY EVENTS

      If any of the following events (each an "Extraordinary Event") occurs on or prior to a Share Delivery Date:

      (i) the Share is reclassified or changed (other than a change in par value, if any as a result of a subdivision or combination);

      (ii) The Company consolidates, amalgamates or merges with or into another entity (other than a consolidation amalgamation or merger following which The Company is the surviving entity);

      (iii) the Shares are the subject of a Takeover (as defined below);

      (iv) by reason of the adoption of or any change in any applicable law, all assets of The Company, or all the outstanding Shares, are nationalised, expropriated or otherwise required to be transferred to any government, governmental agency or authority; or

      (v) by reason of the bankruptcy or insolvency (or other analogous event) of The Company (a) all the Shares are required to be transferred to any trustee, liquidator or similar official or (b) holders of the Shares become legally prohibited from transferring them;

      then WARBURG DILLON READ shall:

      (1) if the Extraordinary Event involves an offer solely of shares (whether of The Company or a third party) (the "New Shares") determine the number (or fraction) of such New Shares to which a holder of a Share would have been entitled upon the consummation of such Extraordinary Event and WARBURG DILLON READ shall deliver such New Shares on the Share Delivery Date in lieu of each Share; or

      (2) if the Extraordinary Event involves an offer of (i) cash and/or securities or assets other than New Shares ("Cash Consideration") or
            (ii) Cash Consideration and New Shares, determine the amount (the "Replacement Asset") in Cash consideration and/or New Shares to which a holder of a Share would have been entitled upon the consummation of such Extra-ordinary Event and the amount of Replacement Assets shall be payable and/or deliverable by WARBURG DILLON READ on the relevant Share Delivery Date in lieu of each Share.

      The obligation by WARBURG DILLON READ in respect of any Call-Warrants affected by such Extraordinary Event shall be satisfied by payment and/or delivery of any Replacement Asset or New Shares pursuant to sub-paragraphs
      (1) and (2) above.

      For the purpose of this Section 7.2, "Takeover" in relation to the Shares means that, in the reasonable opinion of WARBURG DILLON READ, a person or more than one person acting in concert has (or have as the case may be) acquired (whether through a series of transactions or not) Shares amounting to a total of fifty per cent or more of (a) the aggregate nominal value of all issued Shares then outstanding less (b) the aggregate nominal value of any Shares held by such person (or persons as the case may be) as of MARCH 8, 1999, provided such acquisition(s) is (are) made on or before APRIL 1, 2003.

      For the purpose of this Section the term "person" shall include any legal entity and any government, governmental agencies or authorities.

      7.3 EXCHANGE OF SHARES FOR OTHER SECURITIES OF THE COMPANY

      In the event that The Company would grant to its holders of Shares the right on a discretionary basis to exchange the Shares for other securities of The Company, the Warrant-holders shall be duly notified thereof in accordance with Section 9. Such notification shall include the date after which WARBURG DILLON READ, in its absolute discretion, shall have the right to replace the Shares deliverable under the Call-Warrants by such new securities of The Company and such decision shall be binding upon all holder of unexercised Call-Warrants.

8.    NOTIFICATIONS OF ADJUSTMENTS

      WARBURG DILLON READ shall as soon as practicable notify Warrantholders of any determination made pursuant to Section 7 The details of any determinations will be available for inspection by Warrantholders at the offices of UBS AG.

9.    NOTICES

      All notices pertaining to the Call-Warrants shall be validly given by publication in the electronical Media such as Reuters / Investdata and according to the listing rules of the Swiss Admission Board.

10.   MARKET DISRUPTION EVENTS

      If WARBURG DILLON READ reasonably determines that a Market Disruption Event has occurred on any Effective Exercise Day and is continuing, then the Effective Exercise Day shall be the next following Business Day in respect of which there is no Market Disruption Event.

11.   LISTING

      The listing of the Call-Warrants will be applied for on the Swiss Exchange and will be maintained during the life of the Call-Warrants.

12.   TAXES

      Each Warrantholder shall assume and be responsible to the proper governmental or regulatory authority for any and all taxes assessed or assessable against the Warrantholder by any jurisdiction or governmental or regulatory applicable to the transactions covered hereby.

13.   FURTHER ISSUES

      WARBURG DILLON READ reserves the right to issue at any time additional Call-Warrants fungible with the Call-Warrants on the Shares as described herein.

14.   CALCULATION

      All calculations and determinations hereunder by the Issuer or the Lead-Manager shall (save in the case of manifest error) be final and binding on the Investors.

15.   APPLICABLE LAW AND JURISDICTION

      The form and contents of the Call-Warrants are subject to and governed by Swiss law. Place of jurisdiction for all disputes affecting the Call-Warrants and the rights and obligations attached thereto shall be Zurich.